Exhibit 99.1

PRESS RELEASE

	Contacts:	Robert McPherson
Sr. Vice President, CFO
Metals USA Holdings Corp.
FOR IMMEDIATE RELEASE		954-202-9923

METALS USA REPORTS THIRD QUARTER 2009 RESULTS

October 19, 2009 – HOUSTON, TEXAS – Metals USA Holdings Corp. today announced its operating results for the quarter ended September 30, 2009. Sales revenues for the third quarter were $255.4 million compared to $617.7 million of sales revenues for the same period last year. Adjusted EBITDA (as defined and calculated in the attached table), a non-GAAP financial measure used by Metals USA and its creditors to monitor the performance of the business, was $19.7 million for the third quarter compared to third quarter 2008 Adjusted EBITDA of $90.1 million. Third quarter 2009 net loss was $1.8 million compared to net income of $36.0 million for the same period last year.

Lourenco Goncalves, the Company’s Chairman, President and CEO stated: “We are pleased with the sequential improvement in our profitability, which is a direct consequence of the aggressive cost cutting initiatives we have implemented. Working capital continues to be a source of cash, and our balance sheet has been significantly improved.” Mr. Goncalves concluded: “We continue to work out of a much smaller inventory, and have no plans to change that as we stand prepared to benefit from the market rebound when it occurs.”

The Company had $90.0 million drawn under its asset-based credit facility (the “ABL Facility”) at September 30, 2009, with excess availability of $128.9 million. Total liquidity, defined as excess availability plus cash, was $149.0 million at September 30, 2009. Net debt of $481.0 million on September 30, 2009 was $296.5 million lower than net debt of $777.5 million on December 31, 2008 due primarily to a decrease in working capital and debt repurchases. Total debt of $501.1 million at September 30, 2009 consisted of outstanding advances under the ABL Facility in the amount of $90.0 million, outstanding 11 1/8% Senior Secured Notes in the amount of $226.3 million, outstanding PIK Toggle Notes of $178.9 million, and $5.9 million of other long term debt. Capital expenditures were $1.3 million for the current quarter and $3.6 million year-to-date. Net cash provided by operating activities for the first nine months of 2009 was $228.4 million.

The Company recognized depreciation and amortization expenses during the quarter of $4.7 million. Interest expense for the quarter was $14.0 million, which included $3.4 million of interest on the Company’s Senior Floating Rate Toggle Notes due 2012 that was paid entirely in kind (“PIK Interest”). For the nine months ended September 30, 2009 the Company paid cash interest in the amount of $25.8 million. Operating income, the GAAP measure that we believe is most comparable to Adjusted EBITDA, was $12.7 million for the third quarter of 2009, compared to $84.4 million of operating income recorded in the same period last year.

Metals USA has scheduled a conference call for Monday, October 19, 2009 at 10 a.m. Eastern Time. Anyone interested in hearing the call live may gain access via the Company’s website. A replay of the call will be available approximately two hours after the live broadcast ends and will be available until approximately November 20, 2009. To access the replay, dial (888) 203-1112 and enter the pass code 9134869.

Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, non-ferrous metals, and building products markets. For more information, visit the Company’s website at www.metalsusa.com. The information contained in this release is limited and the Company encourages interested parties to read the Company’s historical Form 10-Ks and Form 10-Qs which are on file with the Securities and Exchange Commission for more complete historical information about the Company. Additionally, copies of the Company’s filings with the Securities and Exchange Commission, together with press releases and other information investors may find of benefit, can be found at the Company’s website at www.metalsusa.com under “Investor Relations.”

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements.

These factors include, but are not limited to, those disclosed in the Company’s historic periodic filings with the Securities and Exchange Commission.

-Tables follow-

Metals USA Holdings Corp.

Unaudited Consolidated Statements of Operations

(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008

Revenues:
Net sales	$255.4	$617.7	$267.8	$853.4	$1,699.8

Operating costs and expenses:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	185.9	446.4	228.8	702.4	1,245.9
Operating and delivery	31.6	48.6	31.2	97.5	144.6
Selling, general and administrative	20.5	33.9	22.1	66.6	96.5
Depreciation and amortization	4.7	5.3	4.8	14.2	16.2
Gain on sale of property and equipment	—	(0.9)	—	—	(2.4)

Operating income (loss)	12.7	84.4	(19.1)	(27.3)	199.0
Other (income) expense:
Interest expense	14.0	20.4	17.2	50.5	65.4
Gain on extinguishment of debt	(0.7)	—	(56.1)	(89.1)	—
Other (income) expense, net	—	0.2	(0.2)	(0.3)	0.2

Income (loss) before income taxes	(0.6)	63.8	20.0	11.6	133.4
Provision for income taxes	1.2	27.8	6.2	3.7	53.8

Net income (loss)	$(1.8)	$36.0	$13.8	$7.9	$79.6

Metals USA Holdings Corp.

Unaudited Consolidated Balance Sheets

(In millions, except share amounts)

	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$20.1	$166.7
Accounts receivable, net of allowance of $8.9 and $8.8, respectively	127.5	189.3
Inventories	226.0	422.6
Deferred income tax asset	22.6	23.6
Prepayments and other	3.4	6.5

Total current assets	399.6	808.7
Property and equipment, net	187.0	190.1
Assets held for sale	—	1.8
Intangible assets, net	9.6	13.6
Goodwill	49.0	49.9
Other assets, net	17.3	24.1

Total assets	$662.5	$1,088.2

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$45.5	$47.2
Accrued liabilities	50.1	60.9
Current portion of long-term debt	0.1	1.6

Total current liabilities	95.7	109.7
Long-term debt, less current portion	501.0	942.6
Deferred income tax liability	84.7	62.2
Other long-term liabilities	22.0	24.7

Total liabilities	703.4	1,139.2

Commitments and contingencies
Stockholders’ deficit:
Common stock, $.01 par value, 30,000,000 shares authorized, 14,077,500 issued and outstanding at September 30, 2009 and December 31, 2008, respectively	0.1	0.1
Additional paid-in capital	6.7	6.4
Retained deficit	(46.6)	(54.5)
Accumulated other comprehensive loss	(1.1)	(3.0)

Total stockholders’ deficit	(40.9)	(51.0)

Total liabilities and stockholders’ deficit	$662.5	$1,088.2

Metals USA Holding Corp.

Unaudited Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended September 30,
	2009	2008

Cash flows from operating activities:
Net income	$7.9	$79.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Gain) loss on sale of property and equipment	—	(2.4)
Provision for bad debts	2.7	2.3
Depreciation and amortization	15.9	18.2
Other (gains) losses	(89.1)	—
Amortization of debt issuance costs and discounts on long-term debt	4.1	4.4
Deferred income taxes	22.5	(1.9)
Stock-based compensation	0.3	0.8
Non-cash interest on PIK option	17.6	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	59.1	(81.8)
Inventories	196.6	(152.7)
Prepayments and other	3.1	(0.6)
Accounts payable and accrued liabilities	(11.0)	26.9
Other	(1.3)	9.5

Net cash provided by (used in) operating activities	228.4	(97.7)

Cash flows from investing activities:
Sale of assets	0.2	9.5
Purchases of assets	(3.6)	(8.9)
Acquisition costs, net of cash acquired	(4.2)	—

Net cash provided by (used in) investing activities	(7.6)	0.6

Cash flows from financing activities:
Borrowings on credit facility	79.0	959.5
Repayments on credit facility	(357.0)	(698.0)
Repayments of long-term debt	(89.4)	(2.3)
Deferred financing costs	—	(2.6)

Net cash provided by (used in) financing activities	(367.4)	256.6

Net (decrease) increase in cash and cash equivalents	(146.6)	159.5
Cash and cash equivalents, beginning of period	166.7	13.6

Cash and cash equivalents, end of period	$20.1	$173.1

Metals USA Holdings Corp.

Unaudited Supplemental Segment and Non-GAAP Information

(In millions, except shipments)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008

Segment:

Flat Rolled and Non-Ferrous:
Net sales	$115.5	$244.5	$117.6	$374.0	$695.0
Operating income (loss)	$8.9	$28.0	$3.1	$9.7	$72.1
Depreciation and amortization	$1.7	$1.7	$1.8	$5.3	$5.4
EBITDA (1)	$10.6	$29.7	$4.9	$15.0	$77.5
Adjusted EBITDA (2)	$10.6	$29.7	$4.9	$15.0	$77.5
Shipments (3)	107	151	110	330	483

Plates and Shapes:
Net sales	$115.8	$339.9	$124.8	$413.1	$915.1
Operating income (loss)	$7.9	$62.4	$(17.0)	$(17.8)	$155.0
Depreciation and amortization	$2.5	$2.3	$2.3	$7.2	$6.9
EBITDA (1)	$10.4	$64.7	$(14.7)	$(10.6)	$161.9
Adjusted EBITDA (2)	$11.1	$64.7	$(14.7)	$(9.8)	$161.9
Shipments (3)	113	212	120	370	672

Building Products:
Net sales	$26.1	$37.8	$27.2	$73.0	$100.3
Operating income (loss)	$1.2	$1.8	$0.5	$(2.6)	$(6.4)
Depreciation and amortization (5)	$0.9	$0.7	$0.6	$2.1	$2.5
EBITDA (1)	$2.1	$2.5	$1.1	$(0.5)	$(3.9)
Adjusted EBITDA (2)	$2.3	$1.8	$1.1	$0.1	$0.2
Shipments (3)	—	—	—	—	—

Corporate and other:
Net sales	$(2.0)	$(4.5)	$(1.8)	$(6.7)	$(10.6)
Operating loss	$(5.3)	$(7.8)	$(5.7)	$(16.6)	$(21.7)
Depreciation and amortization	$0.4	$1.1	$0.5	$1.3	$3.4
EBITDA (1)	$(4.9)	$(6.7)	$(5.2)	$(15.3)	$(18.3)
Adjusted EBITDA (2)	$(4.3)	$(6.1)	$(4.8)	$(14.0)	$(16.6)
Shipments (3) (4)	(2)	(3)	(2)	(6)	(8)

Consolidated:
Net sales	$255.4	$617.7	$267.8	$853.4	$1,699.8
Operating income (loss)	$12.7	$84.4	$(19.1)	$(27.3)	$199.0
Depreciation and amortization (5)	$5.5	$5.8	$5.2	$15.9	$18.2
EBITDA (1)	$18.2	$90.2	$(13.9)	$(11.4)	$217.2
Adjusted EBITDA (2)	$19.7	$90.1	$(13.5)	$(8.7)	$223.0
Shipments (3)	218	360	228	694	1,147

(1)	EBITDA is the summation of Operating income (loss) and Depreciation and amortization. We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States. The items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or a measure of liquidity.
(2)	Adjusted EBITDA, as contemplated by our credit documents, is used by our lenders for debt covenant compliance purposes. Adjusted EBITDA is EBITDA adjusted to eliminate management fees to related parties, one-time, non-recurring charges related to the use of purchase accounting, and other non-cash income or expenses, which are more particularly defined in our credit documents and the indentures governing our notes.
(3)	Unaudited and is expressed in thousands of tons. Not a meaningful measure for Building Products.
(4)	Negative net sales and shipment information represent the elimination of intercompany transactions.
(5)	Includes depreciation expense recorded in cost of sales.

EBITDA and Adjusted EBITDA Non-GAAP Measures, Reconciliations and Explanations

EBITDA represents net income before interest, income taxes, depreciation and amortization. Adjusted EBITDA (as defined by the loan and security agreement governing the ABL facility and the indentures governing our notes) is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring and realized (or in the case of the indentures, expected) future cost savings directly related to prior acquisitions. EBITDA and Adjusted EBITDA are not defined terms under GAAP. Neither EBITDA nor Adjusted EBITDA should be considered an alternative to operating income or net income as a measure of operating results or an alternative to cash flow as a measure of liquidity.

There are material limitations associated with making the adjustments to our earnings to calculate EBITDA and Adjusted EBITDA and using these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures. For instance, EBITDA and Adjusted EBITDA do not include:

•	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;

•	depreciation and amortization expense, and because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue; and

•	income tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate.

We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by our investors and other interested parties, as well as by our management, in the evaluation of companies in our industry, many of which present EBITDA when reporting their results. In addition, EBITDA provides additional information used by our management and board of directors to facilitate internal comparisons to historical operating performance of prior periods. Further, management believes EBITDA facilitates their operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structure (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting depreciation expense).

We believe that the inclusion of supplemental adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about the performance of the business, and we are required to reconcile net income to Adjusted EBITDA to demonstrate compliance with debt covenants. Management uses Adjusted EBITDA as a key indicator to evaluate performance of certain employees.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008
	(In millions)

Operating income (loss)	$12.7	$84.4	$(19.1)	$(27.3)	$199.0
Depreciation and amortization (1)	5.5	5.8	5.2	15.9	18.2

EBITDA	18.2	90.2	(13.9)	(11.4)	217.2
Indenture defined adjustments to EBITDA:
Facility closure and severance costs	1.1	(0.7)	—	1.5	4.0
Stock options and grant expense	0.1	0.3	0.1	0.3	0.9
Management fees and other costs	0.3	0.3	0.3	0.9	0.9

Adjusted EBITDA	$19.7	$90.1	$(13.5)	$(8.7)	$223.0

(1)	Includes depreciation expense recorded in cost of sales for the Building Products Group.